Exhibit 4.47

House Lease

Shanghai Contract

Commercial Building Pre-lease

(Contract No.:                    )

Parties concerned:

Renter (Party A): Chan Chi Shan

[Lease]

Tenant (Party B): eLongNet Information Technology (Beijing) Co., Ltd.

Pre-renter (Party A):

[Pre-lease]

Pre-tenant (Party B):

According to the stipulations in the Contract Law of the P.R.C and the Regulation on House Lease in Shanghai (hereafter abbreviated as the Regulation), based on equality, willingness, fairness and credibility, and after negotiation, Party A and Party B reached an agreement on that Party B will rent the house (house/commercial building) which is legally lease (for lease/pre-lease) and is owned by Party A.

I. Description on the house leased or pre-leased

1-1 The house (hereafter called the House) leased (lease/pre-lease) by Party A to Party B is located at 126 Middle Avenue, Lubao Garden, 2888 Hunan Road, Pudong New District, Shanghai. The house, as actually measured (in case of lease, actually measured; in case of pre-lease, measured by estimation), has a building area of 382 m2, with the purpose of garden-style apartment, in the type of garden-style house and in combined structure. The plane map of the building is as the Appendix (I) of this contract. Party A has shown the following to Party B:

1) [Lease] Real estate property certificate/house ownership certificate/real estate property certificate; (Certificate No.: 002724).

2) [Pre-lease] Pre-sale permit (permit No.:             /                                         ).

1-2 Party A, as the proprietor of the real estate (proprietor/agent/other obliges as stipulated by laws), enters into lease contract with Party B. Before the signature of this contract, Party A noted Party B that mortgage had not (had/had not) been set up related to the house.

1-3 The usages, conditions and requirements of the public or shared positions of the house, the existing furnishing, affiliated facilities, conditions of equipments, the items and standards of auxiliary equipments to be furnished or added by Party B as agreed by Party A, and other necessary issues, will be specified by Party A and Party B in Appendix (II) and (III) of the contract. Party A and Party B agree that the appendices will be the basis of acceptance when Party A hands over the house to Party B and when Party B returns the house to Party A at the termination of the contract.

II. Purposes of lease

2-1 Party B promises to Party A that the rented house will be used as residence, and the national and municipal stipulations related to house usage and real estate regulating will be followed.

2-2 Party B guarantees that during the lease, without the written consent of Party A and before the review and approval of related administrations if stipulated, it will not change the usage of house as specified in beyond clause.

III. Date of handover and duration of lease

3-1 Party A and Party B agree that Party A will hand over the house to Party B before May 1, 2006. In case of lease, the duration of lease will begin from May 1, 2006 and ends till April 30, 2008; in case of pre-lease, the duration of lease will begin from the date of signature of the pre-leased building handover document and ends till Year     /     Month     /     Day     /    .

3-2 On expiration of lease, Party A is entitled to take back the house, and Party B is obliged to return it. If Party B is to extend the lease, it shall send a written proposal to Party A on extension of lease 3 months before the expiration date of lease, and a lease contract will be signed if the proposal is agreed by Party A.

IV. Rent, terms and date of payment

4-1 Party A and Party B agree that the rent for each m2 of the building area per day will be             /             Yuan (            /     RMB). In case of lease, the monthly rent will be 70,000 Yuan RMB (In words:                      ). In case of pre-lease, the monthly rent will be determined by Party A and Party B in the pre-leased building handover document according to the actually measured area.

The rent of the house will remain unchanged within 2 (years/~~months~~). From the second (year/~~month~~), both parties may adjust the rent after negotiation, of which the specific issues will be agreed by Party A and Party B in the additional clauses, while Party A guarantees and promises that if the rent is to be increased according to the market price, regardless of in the duration or extended period of the contract, the increase of rent shall not exceed 5% of the monthly rent (70,000 Yuan RMB) specified in the contract.

4-2 Party B shall pay the rent to party A before the first day of each month. If Party B fails to do so, it shall pay the penalty in 0.1% of the monthly rent for each day deferred.

4-3 The payment terms of rent is detailed in the additional clauses.

V. Deposit and other expenses

5-1 Party A and Party B agree that when Party A hands over the house to Party B, Party B shall pay Party A the deposit for lease, which will be equal to the rent for     / months, i.e.,             /                     Yuan RMB (In words:                                          ).

Party A shall issue the receipt to Party B after collecting the deposit.

On termination of lease contract, the deposit collected by Party A will be returned free of interest to Party B after deducting the expenses to be borne by Party B as specified in the contract.

5-2 In the duration of lease, the expenses on water, electricity, gas, communication, equipments, real estate management and                      occurred on usage of the house shall be borne by Party A (Party A/Party B).

Except the beyond specified amount, other expenses shall be borne by Party A (Party A/Party B).

Refer to the additional clauses.

5-3 The calculation or sharing methods as well as terms and date of payment related to beyond expenses to be borne by Party B (Party A/Party B) is detailed in the additional clauses.

VI. Requirements on use of house and responsibilities of maintenance

6-1 In the duration of lease, if Party B finds any damage or fault of the house and its affiliated facilities, it shall notify Party A for repair; Party A shall make repair within 3 days after receiving the notification of Party B. If Party A fails to do so, Party B may make repairing on itself, of which the expenses shall be borne by Party A.

6-2 In the duration of lease, Party B shall use and protect the house and its affiliated facilities appropriately. If due to the inappropriate or unreasonable use, any damage or fault occurs to the house or its affiliated facilities, Party B shall be responsible for repairing. If Party B refuses to do so, Party A may make repairing on itself, of which the expenses shall be borne by Party B.

6-3 In the duration of lease, Party A shall ensure the normal availability and safe conditions of the house and its affiliated facilities. If Party A is to inspect or maintain the house, it shall notify Party B 1 day beforehand. Party B shall assist the inspection and maintenance. Party A shall minimize the impact on the house caused by inspection or maintenance.

6-4 Except for Appendix (III) of the contract, if Party B is to make furnishing or establish new affiliated facilities or equipments, it shall get the written consent of Party in advance, and Party A (Party A/Party B entrusted by Party A) shall submit the case to related administrations for approval before the start of work. The ownership and the responsibilities on maintenance related to the affiliated facilities or equipments newly established by Party B shall be agreed and specified by both parties in separate document.

VII. Status of house when returned

7-1 Unless Party A agrees to extend the lease contract, Party B shall return the house to Party A within 1 day after the expiration of this lease contract, and it fails to do so without the consent of Party A, Party B shall pay the charge on use of house to Party A in an amount of 2333 Yuan/m2 per day (    /         RMB).

7-2 The house returned by Party B shall be in compliance with the status after normal use. On return, the house shall be inspected and accepted by Party A, and the expenses to be borne by respective parties shall be settled.

VIII. Sublease, consignment and exchange

8-1 Unless Party A agrees Party B on sublease in the additional clause of the contract, in the duration of lease, Party B shall only sublease part or whole of the house to others after getting the written consent of Party A. However, a single house shall not be subleased to different parties.

8-2 In subleasing the house, Party B shall sign a written contract of sublease with the tenant as required, and register the sublease at the real estate transaction center or farm system registration office of local district or county as required.

8-3 In the duration of lease, if Party B is to consign the tenancy of the house to others or exchange the tenancy of the house with the house rented by others, it must get the written consent of Party in advance. After the consignment or exchange, the consignee or receiver of the tenancy of house shall sign a contract on change of tenant with Party A, and go on to execute this contract.

8-4 In the duration of lease, if Party A is to sell the house, it shall notify it to Party B 3 months beforehand. Under similar conditions, Party B shall be given the priority in purchasing the house.

IX. Conditions on cancellation of the contract

9-1 Party A and Party B agree that in the duration of lease, in case of any of the following, the contract shall be exterminated without any liability to be borne by either of the parties:

(I) The land where the house is located is withdrawn legally by the government in advance;

(II) The house is put in requisition due to social public benefits;

(III) The house is legally listed in the scope of houses to be dismantled for the need of municipal construction;

(IV) The house is destroyed, lost or authenticated as being dangerous building;

(V) The house has been involved in mortgage before the tenancy as having noted by Party A to Party B, and it is now to be consigned to other parties;

(VI) Party B is entitled to notify Party A to cancel the contract in written from 15 days in advance;

(VII) Other conditions to be agreed.

9-2 Both parties agree that in any of the following situations, either party may cancel this contract by notifying the other party in written form. The party infringing the contract shall pay the penalty to the other party in twice of the monthly rent; if any loss is caused, and the penalty paid is insufficient to compensate the loss of the other party, the difference between the loss and penalty shall be balanced;

(I) The house handed over by Party A fails to meet the specifications in this contract and makes the realization of lease impossible; or the house handed over by Party A has deficiency that endangers Party B;

(II) Party B changes the usage of house without the written consent of Party A, which causes damage to the house;

(III) The main structure of the house is damaged due to Party B;

(IV) Party B subleases the house, consigns the tenancy or exchanges the tenancy with others without permission;

(V) Party B delays the payment of rent by more than one month;

X. Liabilities on breach of contract

10-1 If the house handed over has deficiency, Party A shall make repairing within 10 days after the date of handover, and if it fails to do so, Party A shall agree to reduce the rent and change related payment terms accordingly.

10-2 If Party A fails to notify Party B before its lease that the house has been involved in mortgage or the consignment of its property right is limited, for which any loss is caused to Party B, Party A shall be responsible for compensation.

10-3 In the duration of lease, if Party A fails to fulfill the responsibilities in maintenance as specified in this contract, which causes damage to house or property loss or human injury to Party B, Party A shall be responsible for compensation.

10-4 In the duration of lease, Party A cancels the contract and take back the house beforehand not in the situations specified in this contract, Party A shall pay the penalty to Party B in twice of the monthly rent. If the penalty paid is insufficient to compensate the losses caused to Party B, Party A shall also be responsible for compensating the balance.

10-5 If Party B furnishes the house or adds auxiliary facilities to the house without the written consent of Party A or by exceeding the scope and requirements as agreed in the written consent of Party A, Party A may request Party B to restore the house to its original conditions (restore the house to its original conditions/compensate the losses, optional).

10-6 In the duration of lease, for the causes not specified in this contract, if Party B cancels the lease beforehand, Party B shall pay the penalty to Party A in     /         times of the rent for the remaining days of lease. If the penalty is insufficient to compensate the losses caused to Party A, Party B shall also be responsible for compensating the balance, or Party A may deduct the amount from the deposit of lease. If the deposit is insufficient for balancing, the remaining amount shall be paid by Party B separately. (Refer to Item 8 of the additional clauses)

10-7 If Party B fails to move out of the house according to the date specified, it shall be regarded as the extension of duration of the contract, and Party B shall pay the rent to Party A accordingly, in which case both parties agree that no penalty will be collected.

XI. Other issues

11-1 In the duration of the lease, if Party A is to mortgage the house, it shall notify Party B in written form, and promise Party B that it will consult Party B on purchasing the house through written form 10 days in advance in case that the concerned parties of mortgage agree to consign the house through discount or sale after the mortgage.

11-2 This contract will come into effect after being signed by both parties (signed by both parties/signed by either party). Within 15 days after its coming into effect, Party A shall be responsible for registering the sublease at the real estate transaction center or farm system registration office of local district or county as required, and acquire the certificate of house lease registration; after the registration of this contract, if any change or termination of the contract is needed, Party A (Party A/Party B) shall be responsible for registering the change or termination at the original administrations within 15 days after the date of change or termination. If Party A fails to do so, any legal dispute caused shall be borne by Party A.

11-3 For any remaining issue not specified here, Party A and Party B may establish additional clauses. The additional clauses and appendices of the contract are both integrated parts of the contract, and the words filled in the blank spaces of this contract and its additional clauses and appendices shall have the validity equal to that of printed words.

11-4 On signature of this contract, it shall be regarded that both parties have been made clear about their respective rights, obligations and liabilities, and are willing to following the specifications strictly. If either party infringes the contract, the other party is entitled to ask for compensation according to the contract terms.

11-5 If any dispute arises in fulfilling the contract, both parties shall settle it through discussion; if no agreement is reached through that way, the following method shall be chosen (as agreed by both parties): (II).

(I). Submit the dispute to     /     Arbitration Committee for arbitration;

(II) Launch a lawsuit to a competent court.

11-6 This contract (including its appendices) is in triplicates, of which each one original copy is held by Party A and Party B respectively, and the other copy is held by the real estate transaction center or farm system registration office of Nanhui district or county of Shanghai, including each copy of                     /             held by respective parties, all in equal validity.

Renter (Party A): Chan Chi Shan	Tenant (Party B): eLongNet Information Technology (Beijing) Co., Ltd.

Nationality: HK, China	Nationality:

Legal representative:	Legal representative:

Registration certificate/ID No.: 0825685	Registration certificate/ID No.:

Address: 4A Blue Pool Road, Happy Valley, Hong Kong	Address:

Postal code:	Postal code:

Tel: (852) 2833-0094	Tel:

Entrusted representative:	Entrusted representative:

Signature and stamp: /s/ Chan Chi Shan	Signature and stamp: /s/ Derek Palaschuk, [Company Seal]

Date of signature: June 20, 2006	Date of signature: May 17, 2006

Place of signature:	Place of signature:

Additional Clauses

To specify the rights and obligations of Party A and Party B under this contract, according to the stipulations in 11-3 of this contract, after negotiation, both parties agree on the following additional clauses:

Clause I: Handover and takeover of house

When Party A hands over the house to Party B, both parties shall check the house according to the existing furnishing and facilities as listed in Appendix 1 of this contract, and sign on a form of handover.

Clause II: Real estate management

The house is managed by the real estate management company appointed by Party A, who may be appointed and replaced by Party A timely and represents Party A to carry out the rights and obligations in real estate management within the scope authorized by Party A. Party B shall observe the instruction manual to the tenants in Lubao Garden and various rules and regulations implemented by Party A or the real estate management company timely.

Clause III: Rent

Party B shall pay the monthly rent of 70,000 Yuan RMB (in words: seventy thousand Yuan RMB only), which includes the real estate management fee, club membership fee and satellite TV charge in the amount of             ,            , and              respectively.

Clause IV: Deposit

1. On signature of this contract, Party B shall pay Party A the deposit in the amount equal to the rent for two months, i.e.,      /       Yuan RMB (In words:                    ), which includes the deposit to the real estate management company in the amount equal to the real estate management charge for two months.

2. The deposit shall be regarded as a guarantee of Party B in fulfilling the contract obligations rather than the advance charge on rent or management fee. If Party B infringes the contract, Party A or the real estate management company is entitled to deduct the due rent, real estate management fee and other charges from the deposit to compensate the losses caused to Party B due to the inappropriate actions of Party B, for the balance of which Party A is entitled to claim from Party B.

3. If due to the case described in beyond item, the amount of deposit is insufficient to compensate the amount specified in item 1 of this clause, Party B shall balance it within 10 days.

4. On expiration of lease, if Party B has infringed no item of this contract, Party A shall return the deposit to Party B in the original currency and amount (excluding interest) within 10 duty days after Party B returns the house to Party A in good conditions and pays off the real estate management fee and other due charges on water, electricity, gas and telephone etc.

Clause V: Payment terms of rent, real estate management fee and deposit

1. Party B shall pay the monthly rent (including real estate management fee) to Party A before or on the first day of each month, and Party A shall issue the formal taxation invoice to Party B within 10 duty days after receiving the rent.

2. If the starting date of lease is not the first day of the month, Party B shall before or on that day pay the rent (including real estate management fee) in proportion to the monthly rent as well as the rent (including real estate management fee) for the next month.

3. If Party B fails to pay the rent (including real estate management fee) in time, for each day of delay, Party B shall pay the late fee to Party A in 0.1% of the monthly rent.

4. The rent and deposit shall be paid in RMB.

5. The payment made by Party B to Party A shall be effected to the following bank and bank account of Party A (or the account No. notified by Party A separately in written form):

(A) RMB: Beneficiary: Chan Chi Shan, Eva

        Bank: Shanghai Branch, Standard Chartered Bank

        Account No.: 1011-0159-028

        Swift code scbl cnsx sha

Clause VI: Other expenses

1. Party A shall pay the real estate management company the charges on electricity, water and gas according to the actual consumption as recorded on the meters and the regulations of the real estate management company.

2. Party B shall pay the charges on telephone by itself.

3. The registration fee of this contract shall be borne by Party A.

Clause VII: Renunciation of rights

1. When Party A knows the infringement of contract by Party B and still accepts the payment of rent or other charges or fees under this contract, it shall not be regarded as that PartyA abandons the right of claim from Party B. If Party A is to abandon any right stipulated in this contract, it shall be subject to signed written document of Party A, and if the rent or other charges or fees paid by Party B are insufficient, which is accepted by Party A in any case, it shall neither affect the right of Party A to claim the balance from Party B, nor the right of Party A to adopt other measures according to the contract or laws.

2. In the duration of lease, if Party A or its successor is to sell the house, Party B voluntarily and unconditionally abandons the priority in purchasing the house. However, the change on ownership of the house has no effect on the validity of this contract and it shall remain valid to Party B and the new owner.

Clause VIII: Return of house beforehand

If Party B is to return the house beforehand, it shall notify Party A 15 days in advance, and shall compensate the losses of Party A as calculated based on the rent and real estate management fee for 15 days. If Party B fails to notify Party A 15 days in advance, it shall compensate the rent and real estate management fee for 15 days.

Clause IX: Expiration of lease and termination of lease beforehand

1. On the same day of expiration of lease or the termination of lease due to the reason specified in 8, 9 and additional clause 8 of this contract, Party B shall return the house in good condition to Party A and fulfill the procedures of handover. If Party B refuses or fails to fulfill such obligations for any reason, Party A is entitled to enter the house after that day, and the articles left in the house by Party B shall be regarded as having been discarded, for which Party A is entitled to handle at its disposal, and Party B is exempted from claim in such case.

2. In two months before the expiration of lease or beforehand termination of lease, Party B shall allow Party A or the real estate management company to show the house to the possible successive tenant.

3. Party A guarantees and promises that if the rent is to be increased according to the market price, regardless of in the duration or extended period of the contract, the increase of rent shall not exceed 5% of the monthly rent (70,000 Yuan RMB) specified in the contract.

Clause 10: Other issues

1. Party B shall not make holes on walls of the house without permission. If any damage is caused to the wall due to the holes made by Party B, Party A is entitled to claim from Party B, and the compensation can be deducted from the deposit.

2. If either party is to amend this contract, the amendment shall be made in written form and signed by both parties before its execution.

3. This contract represents the entire understanding and consensus on the fact of house lease between the two parties, and announces the cancellation of all the negotiations, agreements and understandings reached between the two parties related to the lease of the house.

4. If any inconsistence is found between the additional clauses and the contract terms, the additional clauses shall prevail.

5. This contract is written in Chinese language, which is the only valid version, and in any case its English version (if available) shall be regarded as a reference.

Party A:	Chan Chi Shan	Party B:	eLongNet Information Technology (Beijing) Co., Ltd.

Signature:	/s/ Chan Chi Shan	Signature:	/s/ Derek Palaschuk, [Company Seal]

Date: June 20, 2006		Date: May 17, 2006